AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

First Trust Exchange-Traded Fund VI

This Amendment (this “Amendment”) is made this 1st day of November 2022 (the “Amendment Date”), by and between First Trust Exchange-Traded Fund VI, a Massachusetts business trust (the “Trust”), and First Trust Advisors L.P., an Illinois limited partnership (the “Adviser”), to the Investment Management Agreement between the Adviser and the Trust dated August 16, 2013 (the “Agreement”).

Whereas, the Agreement applies to certain series of the Trust set forth in Schedule A thereto, as amended from time to time; and

Whereas, the Agreement, as amended pursuant to this Amendment, will apply to the series of the Trust set forth in revised Schedule A attached to this Amendment (“Revised Schedule A”; the series set forth in Revised Schedule A are each referred to individually as a “Fund” and collectively as the “Funds”); and

Whereas, in seeking to reduce investment management fees for Funds that achieve certain net asset levels, the Trust and the Adviser wish to introduce “breakpoints,” as set forth in Revised Schedule A; and

Whereas, the Adviser has represented that the quality and quantity of services provided to the Funds by the Adviser under the Agreement will not be reduced or modified as a result of this Amendment and the Adviser’s obligations will remain the same in all respects under the Agreement; and

Whereas, the Board of Trustees of the Trust (including a majority of the disinterested Trustees) on behalf of the Funds has approved this Amendment; and

Whereas, the staff of the Securities and Exchange Commission has granted no-action assurances to amend advisory agreements for the sole purpose of reducing management fees without shareholder approval (see, e.g., Washington Mutual Investors Fund, Inc. (pub. avail. May 14, 1993); Limited Term Municipal Fund, Inc. (pub. avail. November 17, 1992)).

Now, Therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.       The first sentence of Section 3 of the Agreement is hereby revised to read as follows: “For the services and facilities described in Section 1, each Fund will pay to the Adviser, at the end of each calendar month, and the Adviser agrees to accept as full compensation therefor, an investment management fee determined in accordance with Revised Schedule A.”

2.       Schedule A is hereby replaced with the attached Revised Schedule A and references to Schedule A in the Agreement are replaced with Revised Schedule A.

3.       Except as modified by this Amendment, the Agreement shall remain in full force and effect.

4.       All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Amendment is executed on behalf of the Trust by the Trust’s officers as officers and not individually and the obligations imposed upon the Trust arising from this Amendment are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, and persons dealing with the Trust must look solely to the assets of the Trust and those assets belonging to the subject Fund for the enforcement of any claims.

5.       This Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

In Witness Whereof, the Trust and the Adviser have caused this Amendment to be executed as of the day and year first set forth above.

First Trust Exchange-Traded Fund VI

By:	/s/ James M. Dykas
Name:	James M. Dykas
Title:	President and CEO

Attest:	/s/ Patrick M. D’Onofrio
Name:	Patrick M. D’Onofrio
Title:	Assistant General Counsel,
First Trust Advisors L.P.

First Trust Advisors L.P.

By:	/s/ James M. Dykas
Name:	James M. Dykas
Title:	Chief Financial Officer

Attest:	/s/ Patrick M. D’Onofrio
Name:	Patrick M. D’Onofrio
Title:	Assistant General Counsel,
First Trust Advisors L.P.

Revised Schedule A

(1) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.60000%
For the next $2.5 billion	0.58500%
For the next $2.5 billion	0.57000%
For the next $2.5 billion	0.55500%
For the amount over $10 billion	0.54000%

Fund	Ticker	Effective Date of Agreement
First Trust S&P International Dividend Aristocrats ETF	FID	August 16, 2013

(2) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.50000%
For the next $2.5 billion	0.48750%
For the next $2.5 billion	0.47500%
For the next $2.5 billion	0.46250%
For the next $5 billion	0.45000%
For the amount over $15 billion	0.42500%

Fund	Ticker	Effective Date of Agreement
First Trust Rising Dividend Achievers ETF	RDVY	January 7, 2014

(3) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.75000%
For the next $2.5 billion	0.73125%
For the next $2.5 billion	0.71250%
For the next $2.5 billion	0.69375%
For the amount over $10 billion	0.67500%

Fund	Ticker	Effective Date of Agreement
First Trust Nasdaq BuyWrite Income ETF	FTQI	January 7, 2014, as amended December 14, 2023
First Trust BuyWrite Income ETF	FTHI	January 7, 2014, as amended December 14, 2023

(4) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.60000%
For the next $2.5 billion	0.58500%
For the next $2.5 billion	0.57000%
For the next $2.5 billion	0.55500%
For the next $5 billion	0.54000%
For the amount over $15 billion	0.51000%

Fund	Ticker	Effective Date of Agreement
First Trust Dorsey Wright Momentum & Dividend ETF	DDIV	February 24, 2014

(5) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.70000%
For the next $2.5 billion	0.68250%
For the next $2.5 billion	0.66500%
For the next $2.5 billion	0.64750%
For the next $5 billion	0.63000%
For the amount over $15 billion	0.59500%

Fund	Ticker	Effective Date of Agreement
First Trust RBA American Industrial Renaissance® ETF	AIRR	February 24, 2014

(6) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.30000%
For the next $2.5 billion	0.29250%
For the next $2.5 billion	0.28500%
For the next $2.5 billion	0.27750%
For the next $5 billion	0.27000%
For the amount over $15 billion	0.25500%

Fund	Ticker	Effective Date of Agreement
First Trust Dorsey Wright Focus 5 ETF	FV	March 4, 2014